                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              FRUIT OF THE LOOM
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                              FRUIT OF THE LOOM LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1997
                            ------------------------

To the Stockholders of
  FRUIT OF THE LOOM, INC.:

     The Annual Meeting of Stockholders of Fruit of the Loom, Inc. will be held at 10:00 a.m., Chicago time, on Tuesday, May 13, 1997 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, for the following purposes:

          (1) To elect nine directors, three directors to be elected by the holders of Class A Common Stock and six directors to be elected by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class;

          (2) To approve the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan, as Amended and Restated;

          (3) To consider and vote upon a stockholder proposal to redeem the stockholder rights previously issued by the Company; and

          (4) To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 18, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          BURGESS D. RIDGE
                                          Senior Vice President--Administration
                                          and Secretary

April 7, 1997

     ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                            FRUIT OF THE LOOM, INC.
                                5000 SEARS TOWER
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-1724

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The accompanying proxy is solicited by the Board of Directors of Fruit of the Loom, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Chicago time, on Tuesday, May 13, 1997 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, and at any adjournment thereof. This Proxy Statement and the accompanying proxy card are being sent to stockholders on or about April 7, 1997.

                           VOTING SECURITIES; PROXIES

     The shares represented by your proxy will be voted, and such vote will be in accordance with the instructions noted on your proxy card. You have the power to revoke your proxy at any time before it is voted by delivering written notice to the Secretary of the Company. In addition, stockholders attending the Annual Meeting may revoke their proxies at that time and vote in person at the Annual Meeting.

     The Company has two classes of capital stock outstanding, Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock"). Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Except as otherwise provided by law or the Company's Certificate of Incorporation, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes. At the close of business on March 18, 1997, the record date for the Annual Meeting, there were 69,529,774 shares of Class A Common Stock and 6,690,976 shares of Class B Common Stock outstanding, all of which are entitled to vote at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors constituting at least 25% of the entire board. The holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes, are entitled to elect the remaining directors. Nine directors will be elected at the Annual Meeting, three of whom will be elected by the holders of Class A Common Stock, voting as a separate class, and six of whom will be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. Directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

     If no direction to the contrary is given, all proxies received by the Board of Directors of the Company (the "Board of Directors" or "Board") from holders of Class A Common Stock will be voted for the election of the persons shown below as the nominees of the Board of Directors. The Board of Directors has been advised that the holders of all shares of Class B Common Stock outstanding intend to vote all such shares for the election of the persons shown below as the nominees for election by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. It is expected that all of the nominees will be able to stand for election and be able to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, proxies will be voted for another person nominated by the Board of Directors.

INFORMATION AS TO NOMINEES

     The following tables set forth information as to the nominees for election as directors:

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

             NAME OF NOMINEE                AGE   POSITION(S) WITH THE COMPANY AND PRINCIPAL OCCUPATION
             ---------------                ---   -----------------------------------------------------
Omar Z. Al Askari(1)......................  46    Director; Chief Executive Officer of United Technical
                                                    Services and United Eastern Investment Corp.
Dennis S. Bookshester(1)(2)(3)............  58    Director; President and Chief Executive Officer of
                                                    H(2)O Plus, Inc.; former Chief Executive Officer of
                                                    Zale Corp.
Lee W. Jennings(1)........................  68    Director; President of Jennings & Associates; former
                                                    Managing Partner, KPMG Peat Marwick LLP

          NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK AND
                        HOLDERS OF CLASS B COMMON STOCK

             NAME OF NOMINEE                AGE   POSITION(S) WITH THE COMPANY AND PRINCIPAL OCCUPATION
             ---------------                ---   -----------------------------------------------------
William Farley(3).........................  54    Director; Chairman of the Board and Chief Executive
                                                    Officer of the Company
Henry A. Johnson..........................  78    Director; President of Henry A. Johnson & Associates;
                                                    former President and Chief Executive Officer of
                                                    Spiegel, Inc.
Richard C. Lappin(3)......................  52    Director; President and Chief Operating Officer of
                                                  the Company
Larry K. Switzer..........................  53    Senior Executive Vice President and Chief Financial
                                                    Officer of the Company
A. Lorne Weil(2)..........................  51    Director; Chairman of the Board and Chief Executive
                                                    Officer of Autotote Corporation
Sir Brian Wolfson(2)......................  61    Director; Chairman of the Board and Chief Executive
                                                    Officer of Global Health Alternatives, Inc.

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Executive Committee
                            ------------------------

     William Farley. Mr. Farley has been Chairman of the Board and Chief Executive Officer of the Company since May 1985. For more than five years, Mr. Farley has also been Chairman and Chief Executive Officer of Farley Industries, Inc. ("FII"), a company which provides management services to certain companies controlled or managed by Mr. Farley. He has held substantially similar positions with Farley Inc., a manufacturer of prototype auto parts and railroad bearings, since 1982; West Point-Pepperell, Inc. ("West Point"), a manufacturer of household fabrics, from April 1989 through October 1992; and Valley Fashions Corp. (formerly West Point Acquisition Corp. and currently West Point Stevens, Inc.) from March 1989 until October 1992. Mr. Farley has also been Chairman of the Board of Acme Boot Company, Inc. ("Acme Boot"), a marketer of Western and casual boots and Western apparel and accessories, for more than five years.

     Omar Z. Al Askari. Mr. Al Askari has been a director of the Company since October 1993. Since 1980, Mr. Al Askari has served as President and Chief Executive Officer of United Technical Services, which sells and services engineered products for the oil field and construction industries in the United Arab Emirates. He also serves as Chief Executive Officer of United Eastern Investment Corp., which holds investments in privately held companies in the United States and the United Kingdom. Mr. Al Askari was Chairman of the Board of Plaid Clothing Group Inc., a men's tailored clothing business, from October 1991 until December 1996.

     Dennis S. Bookshester. Mr. Bookshester has been a director of the Company since May 1992 and has served as a director of Farley Inc. since February 1997. Mr. Bookshester served as the Chief Executive Officer of Zale Corp. during 1990 and 1991. Mr. Bookshester performed independent consulting services until January, 1997, at which time he became President and Chief Executive Officer of H(2)O Plus, Inc., a manufacturer and retailer of bath, body and skin care products. He is also a director of American Gem Corp., AMRE Inc., Evans Inc., Playboy Enterprises, Inc. and Sundance Homes, Inc.

     Lee W. Jennings. Mr. Jennings has been a director of the Company since January 1992. Mr. Jennings has been the President of Jennings & Associates, a strategic consulting firm, for more than five years. Prior to the formation of Jennings & Associates, Mr. Jennings was a Managing Partner of KPMG Peat Marwick LLP. He is also a director of Alberto Culver Corp., A.O. Smith Corp., Prime Capital Corp. and Teppco Partners, L.P.

     Henry A. Johnson. Mr. Johnson has been a director of the Company since July 1988. For more than five years, Mr. Johnson has been President of Henry A. Johnson & Associates, a management consulting firm.

     Richard C. Lappin. Mr. Lappin has been a director of the Company since December 1990 and Vice Chairman of the Company from October 1991 until his appointment as President and Chief Operating Officer in February 1996. Mr. Lappin served as President and Chief Operating Officer of FII from February 1991 until December 1995. From October 1989 to February 1991, Mr. Lappin served in various capacities with Farley Inc., including President and Chief Executive Officer of the Doehler Jarvis and Southern Fastening Systems divisions of Farley Inc. Mr. Lappin also served as an officer and director of Acme Boot until May 1996.

     Larry K. Switzer. Mr. Switzer served as Executive Vice President of the Company from May 1994 until February 1996 when he was appointed Senior Executive Vice President. Mr. Switzer has also served as Chief Financial Officer of the Company since May 1994. Mr. Switzer served as Executive Vice President and Chief Financial Officer of FII from May 1994 until December 1995 and of Farley Inc. from May 1994 until February 1996. Mr. Switzer also serves as an officer and director of Acme Boot. From September 1992 to March 1993, Mr. Switzer was Executive Vice President and Chief Financial Officer of Alco Standard Corporation, and served as Senior Vice President and Chief Financial Officer of
S. C. Johnson & Son, Inc. until August 1992.

     A. Lorne Weil. Mr. Weil has been a director of the Company since October 1991. Since 1990, Mr. Weil has been Chairman of the Board and Chief Executive Officer of Autotote Corporation, a manufacturer of products for the gaming industry. He is also a director of General Growth Properties, Inc.

     Sir Brian Wolfson. Sir Brian Wolfson has been a director of the Company since May 1992. Sir Brian currently serves as Chairman of the Board and Chief Executive Officer of Global Health Alternatives, Inc., an importer and distributor of natural health products. He was Executive Chairman of Wembley plc., a company engaged in the sports and entertainment industry, from January 1986 until September 1995. He is also a director of Autotote Corporation and Playboy Enterprises, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a standing nominating committee.

     The Audit Committee oversees the establishment and review of the Company's internal accounting controls, determines the Company's audit policies, reviews audit reports and recommendations made by the Company's internal auditing staff and its independent auditors, meets with the Company's independent auditors, oversees the Company's independent auditors and recommends the engagement of the Company's independent auditors.

     The Compensation Committee establishes, implements and monitors the Company's strategy, policies and plans for the compensation and benefits of all executive officers of the Company. The Compensation Committee administers the Fruit of the Loom, Inc. 1987 Stock Option Plan, the Fruit of the Loom, Inc. Executive Stock Option Plan, the Fruit of the Loom, Inc. Executive Incentive Compensation Plan (the "1994 Plan"), the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan (the "1995 EICP") and the Fruit of the Loom, Inc. 1996 Incentive Compensation Plan. The Compensation Committee, among other things, determines the persons to whom stock options, stock appreciation rights and long term incentives are granted and the price and/or terms of such options, rights and incentives.

     The Executive Committee may exercise the powers of the Board of Directors (other than certain powers specifically reserved to the full Board of Directors) in the management of the business and affairs of the Company in the intervals between meetings of the full Board of Directors.

     During 1996, the Board of Directors held four meetings, the Audit Committee met five times and the Compensation Committee met five times. There were no meetings of the Executive Committee during 1996. During 1996, each of the incumbent directors attended all meetings of the Board of Directors and all meetings of any Board committees on which he served.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Company receives an annual cash retainer of $41,000 and $1,000 for each meeting of the Board of Directors and each committee meeting which he attends. Non-employee directors may elect to forego all or a portion of their annual cash retainers for a specified period in exchange for option grants. Effective February 13, 1997, certain non-employee directors elected to forego one-half of their annual cash retainers for a four-year period and, in exchange, each received a ten-year non-qualified option grant to purchase 10,000 shares of the Company's Class A Common Stock at $41.00 per share. Such options vest monthly at the rate of 2.083% per month commencing April 1, 1998.

     Under the Fruit of the Loom, Inc. 1995 Non-Employee Directors Stock Plan (the "1995 Directors Plan"), each new non-employee director receives an initial grant of 2,500 restricted stock units ("Restricted Stock Units") to be settled by delivery of shares of the Company's Class A Common Stock, and each continuing director receives an annual grant of 1,850 Restricted Stock Units. Restricted Stock Units vest after a two-year service period.

     The Company provides no retirement benefits to non-employee directors. Directors who are also employees of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

                                    *  *  *

     In July 1991, an involuntary Chapter 7 bankruptcy petition was filed against Farley Inc. under the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois. In September 1991, Farley Inc. converted the Chapter 7 proceeding into a Chapter 11 reorganization and a Plan of Reorganization was confirmed in December 1992. In 1992, an involuntary Chapter 7 bankruptcy petition was filed against VBQ, Inc. In July 1992, Valley Fashions Corp. filed a petition under Chapter 11 to effect a "pre-packaged" bankruptcy reorganization, which reorganization was confirmed in September 1992. Mr. Farley was Chairman, and Mr. Lappin was an officer, of Valley Fashions Corp., and Mr. Farley was Chairman of VBQ, Inc. Zale Corp., a company of which Mr. Bookshester formerly was Chief Executive Officer, voluntarily filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code in January 1992 after an involuntary petition was filed against Zale Corp. by certain bondholders. Plaid Clothing Group, Inc., a company of which Mr. Al Askari served as Chairman of the Board, voluntarily filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code in July 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock, the percentage of each class and the percentage of total voting power of the Company beneficially owned as of March 26, 1997 (except as otherwise indicated) by (i) each director, (ii) each of the Named Officers (as defined on page 9), (iii) all directors and executive officers as a group, and, to the knowledge of the Board of Directors, (iv) each person owning more than 5% of a class of the Company's voting securities. Except as otherwise indicated, each beneficial owner has sole voting and investment power. This table reflects shares issuable upon the exercise of options and Restricted Stock Units which vest on or prior to May 30, 1997.

                                         CLASS A COMMON STOCK           CLASS B COMMON STOCK
                                       -------------------------      ------------------------      PERCENT
                                                                                                    OF TOTAL
                                                        PERCENT                       PERCENT        VOTING
                                         NUMBER         OF CLASS       NUMBER         OF CLASS      POWER(1)
                                         ------         --------       ------         --------      --------
Farley Inc. .......................        --(2)          --          3,176,764         47.5%         15.4%
  5000 Sears Tower
  233 South Wacker Dr.
  Chicago, IL 60606
FMR Corp, Edward C. Johnson 3d
  and Abigail P. Johnson...........    10,374,360(3)      14.9%          --             --            10.1%
  82 Devonshire Street
  Boston, MA 02109
Sanford C. Bernstein & Co.,
  Inc. ............................     5,036,649(4)       7.2%          --             --             4.9%
  One State Street Plaza
  New York, NY 10004
William Farley.....................       939,840(5)       1.4%       6,690,976(6)       100%         33.4%
  5000 Sears Tower
  233 South Wacker Drive
  Chicago, IL 60606
Omar Z. Al Askari..................        22,500(7)      *              --             --            *
Dennis S. Bookshester..............        16,000(8)      *              --             --            *
Bernhard Hansen....................             0         *              --             --            *
John B. Holland....................       212,760(9)      *              --             --            *
Lee W. Jennings....................        16,000(10)     *              --             --            *
Henry A. Johnson...................        21,000(10)     *              --             --            *
Richard C. Lappin..................       241,219(11)     *              --             --            *
Larry K. Switzer...................        80,868(12)     *              --             --            *
A. Lorne Weil......................        17,000(10)     *              --             --            *
John Wigodsky......................        90,844(13)     *              --             --            *
Sir Brian G. Wolfson...............        16,000(10)     *              --             --            *
All directors and executive
  officers as a group (15
  persons).........................     1,723,722(14)      2.5%       6,690,976          100%         34.2%

---------------
* Less than 1%
                                                   (Footnotes on following page)

(Footnotes from preceding page)

 (1) Each share of Class A Common Stock has one vote and each share of Class B Common Stock has five votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages shown assume no conversion of Class B Common Stock into Class A Common Stock. On March 26, 1996, there were 69,520,598 shares of Class A Common Stock and 6,690,976 shares of Class B Common Stock outstanding.

 (2) Excludes 3,176,764 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.

 (3) As reported on a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 13, 1997. According to such Schedule 13G, each has sole dispositive power with respect to all 10,374,360 of these shares and FMR Corp. has sole voting power with respect to 45,100 of these shares.

 (4) As reported on a Schedule 13G filed by Sanford C. Bernstein & Co., Inc. on January 30, 1997. According to such Schedule 13G, Sanford C. Bernstein & Co., Inc. has sole voting power with respect to 2,733,122 of these shares, shared voting power with respect to 484,645 of these shares and sole dispositive power with respect to all 5,036,649 of these shares.

 (5) Excludes 6,690,976 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Includes 345,484 shares of Class A Common Stock currently issuable upon exercise of options granted to Mr. Farley under the Company's stock option plans. Excludes 995,864 shares of Class A Common Stock held by a master trust, which includes the assets of the pension plans of substantially all affiliated companies managed by Mr. Farley, the voting of which shares is controlled or managed by Mr. Farley in his capacity as the investment committee with respect to such trust. Mr. Farley disclaims beneficial ownership of the shares held in the master trust.

 (6) Includes 3,176,764 shares of Class B Common Stock owned by Farley Inc. Mr. Farley owns 100% of the common stock of Farley Inc.

 (7) Includes 10,000 shares of Class A Common Stock held by United Technical Services, a company controlled by Mr. Al Askari, 10,000 shares of Class A Common Stock currently issuable upon exercise of options granted by the Company and 2,500 vested Restricted Stock Units.

 (8) Includes 12,500 shares of Class A Common Stock currently issuable upon exercise of options granted by the Company and 2,500 vested Restricted Stock Units.

 (9) Includes 187,960 shares of Class A Common Stock currently issuable upon exercise of options granted by the Company.

(10) Includes 12,500 shares of Class A Common Stock currently issuable upon exercise of options granted by the Company, 2,500 vested Restricted Stock Units and, in the case of Mr. Johnson, also includes 1,000 shares owned by Mr. Johnson's spouse, the beneficial ownership of which is disclaimed by Mr. Johnson.

(11) Includes 31,700 shares of Class A Common Stock held jointly with his wife. Includes 209,519 shares of Class A Common Stock currently issuable upon the exercise of options granted by the Company.

(12) Represents shares of Class A Common Stock currently issuable upon exercise of options granted by the Company.

(13) Includes 89,215 shares of Class A Common Stock currently issuable upon exercise of options granted by the Company.

(14) Includes 1,407,956 shares of Class A Common Stock currently issuable upon the exercise of options granted by the Company and 1,000 shares of Class A Common Stock owned by the spouse of a director, beneficial ownership of which is disclaimed by such director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), requires the Company's officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based solely on a review of the forms it has received and on representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during 1996 all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons. William Farley inadvertently failed to timely file a Form 4 to report an exempt transaction and subsequently reported such exempt transaction. Bernhard Hansen, President,

Europe, failed to timely file a Form 3 upon his becoming an executive officer of the Company and subsequently filed such Form 3.

                             EXECUTIVE COMPENSATION

INTRODUCTION

     Certain of the Company's executive officers, other than Messrs. Farley, Hansen and Wigodsky, were employed by FII through March 31, 1996 and received their salaries, other cash compensation and benefits from FII. FII is wholly-owned and controlled by Mr. Farley. Until December 31, 1995, FII provided general management, investment banking, financing and other services, including the services of certain of the Company's executive officers, to the Company and other companies owned and controlled by Mr. Farley.

     As a part of the 1995 and 1996 restructuring of its corporate operations, the Company decided to integrate certain functions historically performed by FII personnel into its Bowling Green operations. In connection with this effort, the Board of Directors determined that the functions previously performed by FII should be assumed directly by the Company. Effective January 1, 1996, the Company severed its relationship with FII and directly employed certain persons previously employed by FII. (See "--FII Management Agreement".) Since April 1, 1996, all of the Company's executive officers have received their salaries, other compensation and benefits directly from the Company. However, certain officers of the Company, including certain of the Named Officers, continue to perform services for other companies owned and controlled by Mr. Farley.

     The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes, implements and monitors the Company's strategy, policies and plans for the compensation and benefits of all executive officers of the Company. Prior to November 1994, Mr. Farley, as Chairman of FII, established the cash compensation levels for those executive officers who were directly employed by FII. In November 1994, the Board of Directors of the Company, with the consent of FII, delegated this responsibility to the Compensation Committee.

     The following table provides information concerning the annual and long-term compensation amounts for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were at December 31, 1996 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon salary and bonus) executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Officers"). No other individuals are required to be included in the table.

     For each of Messrs. Lappin and Switzer, the cash compensation figures in the table for 1995 and 1994 represent the total cash compensation paid by FII to such person in 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                          ANNUAL COMPENSATION                             SECURITIES
                              -------------------------------------------    RESTRICTED   UNDERLYING
                                                             OTHER ANNUAL      STOCK       OPTIONS/        LTIP
          NAME AND                    SALARY                 COMPENSATION      AWARDS        SARS        PAYOUTS      ALL OTHER
     PRINCIPAL POSITION       YEAR     ($)       BONUS($)        ($)           ($)(1)     (# SHARES)      ($)(2)     COMPENSATION
     ------------------       ----    ------     --------    ------------    ----------   ----------     -------     ------------
William Farley,               1996   $950,000   $1,900,000     $152,786(3)   $5,757,000    605,800      $2,317,163     $30,057(4)
 Chairman of the Board and    1995    950,000            0      137,584               0    995,230(5)            0      28,509
 Chief Executive Officer      1994    850,000      510,000        2,453               0    850,000(6)            0           0
Richard C. Lappin,            1996   $775,000   $  976,500     $230,926(7)   $3,287,550    231,600      $  834,300     $41,000(8)
 President and Chief          1995    643,750            0       19,303               0    220,813(5)            0      18,450
 Operating Officer (9)        1994    600,000      100,000        5,837               0    110,000(6)            0       6,750
Larry K. Switzer,             1996   $500,000   $  585,000     $ 35,513(10)  $1,969,500    134,000      $  605,325     $14,743(8)
 Senior Executive Vice        1995    379,167            0       13,395               0    135,267(5)            0       9,154
 President and Chief          1994    214,141      100,000       20,613               0    125,000(6)            0       1,313
 Financial Officer
Bernhard Hansen,              1996   $400,000   $  324,000     $ 99,218(11)  $  181,800     39,100               0     $98,036(12)
 President, Europe
John Wigodsky,                1996   $290,000   $  217,500     $  6,481(10)  $  984,750     56,000      $   79,538     $ 1,041(8)
 Executive Vice President,
 Sales and Marketing (13)

---------------
 (1) Represents two separate grants in 1996, pursuant to the 1995 EICP, of performance units having a one-year performance period and two- and three-year vesting periods, respectively. Both unit grants were earned at the end of 1996 based upon achievement of earnings goals and were awarded in the form of restricted stock units equivalent to shares of Class A Common Stock on December 31, 1996. Such restricted stock units vested on an accelerated basis on January 22, 1997 based on achievement of stock price appreciation goals for the Company's Class A Common Stock, and the Company subsequently paid the cash equivalent for such restricted stock units to the Named Officers in February 1997 at the then current market value of the Company's Class A Common Stock. The number and value of restricted stock units held by the Named Officers on December 31, 1996 based on the closing price of the Company's Class A Common Stock on such date ($37.875) were as follows: Mr. Farley (152,000 shares; $5,757,000), Mr. Lappin (86,800 shares; $3,287,550), Mr. Switzer (52,000 shares; $1,969,500), Mr. Hansen
     (4,800 shares; $181,800) and Mr. Wigodsky (26,000 shares; $984,750).

 (2) Includes payouts with respect to performance shares granted under the Company's 1994 Executive Incentive Compensation Plan for the four-year performance period ending December 31, 1997. These performance shares were earned on an accelerated basis in full in 1996 and each performance share was valued at the market price of the Company's Class A Common Stock on the date the performance shares were earned. Also includes payouts with respect to the 1995 grant of performance units pursuant to the 1995 EICP. Such units were earned at the end of 1995 based upon achievement of earnings per share goals and were awarded in the form of restricted stock units equivalent to shares of Class A Common Stock which vested in December 1996 based on achievement of stock price appreciation goals and the shares are valued on the basis of the closing price of the Company's Class A Common Stock on December 31, 1996, the date of vesting ($37.875).

 (3) Includes tax reimbursements and $51,808 of club expenses paid by the Company.

 (4) Represents the full dollar value of insurance premiums paid by the Company with respect to a split dollar life insurance plan for the benefit of Mr. Farley.

 (5) Includes replacement options granted on November 7, 1995, in addition to options granted on May 16, 1995 that were subsequently replaced with a reduced number of shares on November 7, 1995.

 (6) These options were exchanged for replacement options with respect to a reduced number of shares on November 7, 1995.

 (7) Represents tax reimbursements, including $199,763 of tax reimbursement relating to obligations under Mr. Lappin's prior employment agreement with FII for the purchase of tax-equalized annuities to fund supplemental pension benefits.

 (8) These amounts represent matching contributions pursuant to a 401(k) defined contribution profit-sharing plan of $6,750 for Mr. Lappin and $5,625 for Mr. Switzer, and the full dollar value of insurance premiums paid by the Company for life insurance premiums of $34,250, $9,118 and $1,041 for the benefit of Messrs. Lappin, Switzer and Wigodsky, respectively.

 (9) Mr. Lappin, Vice Chairman of the Company from October 1991 to February 1996, was appointed President and Chief Operating Officer in February 1996.

(10) Represents tax reimbursements to the Named Officer.

(11) Includes $74,568 of housing expenses paid by the Company.

(12) Represents reimbursement of relocation expenses.

(13) Mr. Wigodsky's employment with the Company terminated in March 1997.

                             OPTION GRANTS IN 1996

     The following table sets forth certain information concerning stock options granted during 1996 by the Company to the Named Officers. The hypothetical grant date present values shown in the last column below for stock options granted in 1996 are presented pursuant to the rules of the SEC and are calculated under the Modified Black-Scholes Option Pricing Model for pricing options. The Company is not aware of any model or formula that will determine with reasonable accuracy present values for stock options. The actual before-tax amount, if any, realized upon the exercise of any stock option will depend upon the excess, if any, of the market price of the Company's Class A Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------

                                                  PERCENT
                                                  OF TOTAL
                               NUMBER OF          OPTIONS
                              SECURITIES         GRANTED TO                                         GRANT DATE
                              UNDERLYING         EMPLOYEES     EXERCISE OR                           PRESENT
                                OPTIONS          IN FISCAL     BASE PRICE                            VALUE(3)
          NAME               GRANTED(#)(1)        YEAR(2)       ($/SHARE)     EXPIRATION DATE          ($)
          ----               -------------       ----------    -----------    ---------------       ----------
William Farley...........       605,800             27.3%        $25.875         2/21/2006          $7,571,061
Richard C. Lappin........       231,600             10.5%        $25.875         2/21/2006          $2,894,450
Larry K. Switzer.........       134,000              6.0%        $25.875         2/21/2006          $1,674,682
Bernhard Hansen..........        39,100              1.8%        $25.875         2/21/2006          $  488,657
John Wigodsky............        56,000              2.5%        $25.875         2/21/2006          $  699,867

---------------
(1) The options were granted under the 1995 EICP and become exercisable in three equal annual installments beginning on February 21, 1997.

(2) Options were granted during 1996 to purchase a total of 2,215,400 shares.

(3) The hypothetical grant date present values are calculated under the Modified Black-Scholes Option Pricing Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Range of factors used to value 1996 option grants include the stock's expected volatility rate (41%), risk free rate of return (6.0%), projected dividend yield (0%), projected time of exercise (7 years) and projected risk of forfeiture rate for vesting period (5% per annum).

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND 1996 FISCAL YEAR-END OPTION/SAR
VALUES

     The following table sets forth certain information concerning the number and value of stock options held by the Named Officers at December 31, 1996.

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING
                                                     UNEXERCISED OPTION/SARS           VALUE OF UNEXERCISED
                                                         AT DECEMBER 31,             IN-THE-MONEY OPTIONS/SARS
                          SHARES        VALUE                1996(#)                AT DECEMBER 31, 1996($)(1)
                        ACQUIRED ON    REALIZED    ---------------------------      ---------------------------
         NAME           EXERCISE(#)      ($)       EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
         ----           -----------    --------    -----------   -------------      -----------   -------------
William Farley........        --              --     436,608       1,554,422(2)     $8,786,736     $20,795,618
Richard C. Lappin.....    50,000      $1,284,375     112,573         298,840         2,265,532       4,132,405
Larry K. Switzer......    20,000         382,500      23,413         201,854           471,187       2,973,562
Bernhard Hansen.......        --              --       7,116          53,334           143,210         755,569
John Wigodsky.........        --              --      40,505          70,710         1,045,976         968,039

-------------------------
(1) Values are calculated by subtracting the exercise price from the closing price of the Company's Class A Common Stock on the New York Stock Exchange on December 31, 1996, which was $37.875.

(2) Options with respect to 250,000 of these shares do not become exercisable unless the closing price of the Company's Class A Common Stock reaches or exceeds $45 per share for a specified period within six years after January 30, 1992, the date of grant, and options with respect to an additional 250,000 of these shares do not become exercisable unless the closing price of the Company's Class A Common Stock reaches or exceeds $60 per share for a specified period within six years after January 30, 1992, the date of grant.

                                 PENSION PLANS

     Since April 1, 1996, all of the Company's executive officers, except Bernhard Hansen, have been covered by the qualified pension plan for the Company's employees (the "Pension Plan") and the nonqualified excess benefit plan which covers certain employees of the Company (the "Supplemental Benefit Plan"), collectively referred to as the "FOL Plan". Prior to April 1, 1996, all executive officers of the Company who were employees of FII, including Messrs. Lappin and Switzer, were covered by the salaried portion of the Retirement Program of Farley Inc. (the "RPFI"). All benefits under the RPFI were frozen as of March 31, 1996. The frozen annual benefits for Messrs. Lappin and Switzer are $14,000 and $4,000, respectively. The pension benefit payable to Messrs. Lappin and Switzer will equal the greater of the following benefits: 1) the FOL Plan formula based on service from the date of hire at FII less the frozen benefit under the RPFI; or 2) the FOL Plan formula based on service after March 31, 1996.

     The Pension Plan covers all employees of the Company and its participating subsidiaries after the completion of one year of service and the attainment of age 21.

     The following table indicates the approximate amounts of annual retirement income that would be payable under the FOL Plan to the Company's employees based on various assumptions as to compensation and years of service for certain employees, assuming benefits are computed under a straight life annuity formula. These amounts do not assume any offsets under the RPFI. There is no social security or other offset deducted from the amounts shown.

                           PENSION PLAN TABLE (1)(2)

                15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
COMPENSATION   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
------------   ----------   ----------   ----------   ----------   ----------
 $  300,000     $ 81,777     $109,036     $136,295     $146,518     $156,740
    400,000      110,277      147,036      183,795      197,580      211,365
    500,000      138,777      185,036      231,295      248,643      265,990
    600,000      167,277      223,036      278,795      299,705      320,615
    700,000      195,777      261,036      326,295      350,768      375,240
    800,000      224,277      299,036      373,795      401,830      429,865
    900,000      252,777      337,036      421,295      452,893      484,490
  1,000,000      281,277      375,036      468,795      503,955      539,115
  1,100,000      309,777      413,036      516,295      555,018      593,740
  1,200,000      338,277      451,036      563,795      606,080      648,365

---------------
(1) Assumes individual retires at age 65 on December 31, 1996 with indicated years of service and further assumes covered compensation as it was determined in 1996, which was $27,576, as updated each year by the Internal Revenue Service for annual covered compensation. The annual covered compensation for 1997 will increase to $29,304.

(2) Maximum pension limits for 1994, 1995 and 1996 under Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), were $118,800, $120,000 and $120,000, respectively. The maximum pension limit for 1997 will increase to $125,000. Amounts in excess of these limits are paid under the Supplemental Benefit Plan.

     Contributions to the Pension Plan, which are made by the Company and its participating subsidiaries, are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated. Compensation covered by the Pension Plan generally consists of all compensation paid to a participant for personal services rendered as an employee of the Company or a participating subsidiary, but excludes bonuses, deferred compensation and payments under certain benefit programs. Compensation used to determine benefits for each of the Named Officers for 1996 equals the respective amounts shown in the Salary column of the Summary Compensation Table. The Pension Plan provides that participants' benefits fully vest after five years of service or the attainment of age 65.

     The Pension Plan retirement benefits are computed at the rate of 1% of a participant's final average base compensation (the average of the highest five consecutive full plan years of base compensation during the last ten plan years of service) plus either .75%, .70% or .65% (depending on the participant's social security retirement age) of a participant's final average base compensation in excess of the average social security wage base for the 35-year period preceding the participant's social security retirement age. The resulting sum is multiplied by the participant's years of service up to 25 years and is then increased by 1.5% for each year of service over 25 years.

     Under Section 401(a)(17) of the Internal Revenue Code, a participant's compensation under a qualified retirement plan was limited to a maximum annual amount of $150,000 for each of 1994, 1995 and 1996. For 1997, this amount increases to $160,000. Amendments made to Sections 401(a)(5) and 401(l) of the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 reduced the amount of permitted disparity between benefits provided under a qualified pension plan with respect to a participant's compensation up to the average social security wage base and the benefits provided with respect to compensation above the average social security wage base. For officers of the Company, any reduction in benefits under the Pension Plan caused by these limitations will be made up dollar-for-dollar by benefits under the Supplemental Benefit Plan. Non-officer participants in the Pension Plan will receive benefits under the Supplemental Benefit Plan in an amount equal to the reduction in benefits under the Pension Plan attributable to the Internal Revenue Code Section 401(a)(17) limitation on compensation and the Internal Revenue Code Section 415 limitation on annual pension benefits.

     The estimated number of years of service credited for Messrs. Farley, Lappin, Switzer and Wigodsky under the FOL Plan is 6, 7, 3, and 10 years, respectively. Years of service for Messrs. Lappin and Switzer include their years of service with FII.

     The Company established the Fruit of the Loom, Inc. Supplemental Executive Retirement Plan (the "FOL SERP") on January 1, 1995 for certain officers, including Messrs. Farley, Lappin, Switzer and Wigodsky. Prior to April 1, 1996, Messrs. Lappin and Switzer participated in the Farley Industries, Inc. Supplemental Executive Retirement Plan (the "FII SERP"). All benefits under the FII SERP were frozen as of March 31, 1996.

     The FOL SERP and the FII SERP provide for retirement benefits equal to the excess of (a) over (b), where (a) equals the product of 1.9% of the participant's final average SERP compensation (the average of the highest five consecutive full plan years of base compensation plus short term bonuses during the last ten plan years of service, without applying the dollar limitation of
Section 401(a)(17) of the Internal Revenue Code) and the number, not in excess of 25, of the participant's Benefit Accrual Years of Service (defined as the sum of (1) the number of years of service after December 31, 1994 that would be credited to the participant under the Pension Plan and (2) the number of additional years of service credited to the participant by the Compensation Committee), increased by 1.5% for each Benefit Accrual Year of Service in excess of 25; and (b) equals the participant's primary social security benefit. The FOL SERP benefit is offset by a portion of the benefit paid under the FOL Plan and, in the case of Messrs. Lappin and Switzer, the FOL SERP is offset by the amount of their frozen FII SERP benefits. The frozen FII SERP benefit for Messrs. Lappin and Switzer is $105,333 and $13,250, respectively.

     The estimated annual benefits payable under the FOL SERP upon retirement at normal retirement age, assuming pay increases of 5% per year, for Messrs. Farley, Lappin, Switzer and Wigodsky are $885,441, $531,088, $240,966 and $114,740, respectively.

     Additional years of benefit accrual service were given to selected participants in the FOL SERP and the FII SERP. The estimated number of Benefit Accrual Years of Service credited for Messrs. Farley, Lappin, Switzer and Wigodsky are 14, 9, 4, and 4 years, respectively.

     Mr. Holland, who retired as Chief Operating Officer of the Company in January 1996, received the actuarial equivalency of his life annuity as a single lump sum benefit in the amount of $1,179,912 under the Pension Plan in February 1996. He received a similar benefit of $1,470,648 under the Supplemental Benefit Plan in March 1996. Mr. Holland received $869,196 from the FOL SERP. Richard M. Cion, former Senior Executive Vice President, Corporate Development of the Company, Earl C. Shanks, former Vice President and Treasurer of the Company, and Michael F. Bogacki, former Vice President and Controller of the Company, each of whose employment with the Company was terminated in 1996, each received the actuarial equivalency of their respective life annuities as single lump sum payments in the amounts of $420,672, $92,867 and $99,156, respectively, which represented amounts owed to them under their employment agreements under the FII SERP.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (the "Agreements") with Messrs. Farley, Lappin, Switzer and Wigodsky (the "Participants"). The Agreements generally provide for payment of an annual base salary that will be reviewed each year and may not be decreased from the amount in effect in the previous year. The Agreements also give each Participant the right to continue to participate in employee benefit programs at not less than 1995 levels, including life insurance equal to three times annual salary (ten times for Mr. Farley and four times for Mr. Lappin), and impose on the Participants certain post-termination non-competition and confidentiality obligations. Mr. Farley's Agreement requires him to devote substantial time to the Company's business, consistent with his duties, but permits him to devote time to other business interests as well.

     The Agreements provide for certain payments and benefits upon termination of employment in addition to those previously accrued. If employment terminates due to normal retirement, approved early retirement, death or disability, the Participant will receive: (i) in lieu of annual incentive compensation for that year, an amount equal to the average annual incentive compensation paid in the three preceding years, pro rated to reflect the part of the year completed before termination, (ii) in settlement of outstanding long-term incentives such as performance shares or units, cash calculated assuming maximum performance in case of death or disability, or target performance in case of retirement, pro rated to reflect the part of the performance period completed before termination and with vesting accelerated, and (iii) in case of disability, continued participation in employee benefit plans until age 65. If employment is terminated by the Company other than for cause, or after a change in control, or by the executive for good reason, the executive will receive: (i) if such termination precedes a change in control, for Mr. Farley an amount equal to then-current annual salary plus the average of the three highest annual incentive compensation awards paid or the current maximum opportunity, if greater ("total cash"), multiplied by the number of years of employment remaining under the Agreement, for Mr. Lappin two times salary, and for other Participants one times salary, plus a cash settlement of outstanding performance shares or units, pro rated and assuming performance is the greater of actual performance to date or target performance, plus the amount specified in clause
(i) of the preceding sentence, (ii) if termination follows a change in control, total cash multiplied by a number generally ranging from two to three (depending on the seniority of the executive and the period remaining in the employment term) and, in lieu of annual incentive compensation for that year, for Mr. Farley an amount equal to the average of the three highest annual incentive compensation awards paid or the current maximum opportunity, if greater, without proration, and, for other Participants, the maximum opportunity without proration plus, in settlement of outstanding performance shares or units, cash equal to the amount payable upon achievement of maximum performance and vesting for all performance shares and units, and (iii) if such termination follows a change in control, a lump-sum cash payment of the present value of accrued benefits under any supplemental pension plan if such benefits are not fully funded or secured, and continued participation in employee benefit plans for two years (three years for Mr. Farley). If payments following a change in control are subject to the "golden parachute" excise tax, the Company will pay the Participant an additional "gross-up" amount so that his after-tax benefits are the same as if no excise tax had applied. The Company must continue indemnifica-tion and officers' and directors' liability insurance during employment and for up to six years thereafter, and reimburse a Participant for expenses incurred in good faith in enforcing the Agreement.

     In connection with his retirement, Mr. Holland received the payments and benefits provided under his employment agreement in the case of normal retirement. In connection with the termination of their employment with the Company, each of Messrs. Cion, Wigodsky, Shanks and Bogacki received the payments and benefits provided under their employment agreements in the case of termination by the Company other than for cause preceding a change in control.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee is composed entirely of outside independent directors, none of whom is currently or was formerly an officer or employee of the Company or any of its subsidiaries or affiliates.

     The Compensation Committee is responsible for establishing, implementing and monitoring the Company's strategy, policies and plans for the compensation of all executive officers of the Company. The Company's strategy is (i) to attract high-caliber management talent at both the entry and mid-career levels to meet the organization's executive resource needs, (ii) to retain top-performing executives at the corporate level and in each of the subsidiaries and business units, (iii) to provide compensation opportunities that are fair and competitive with those provided by comparable organizations, (iv) to motivate and reward its executives based on corporate, subsidiary, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value, (v) to create a mutuality of interest with the Company's stockholders by linking a major portion of total compensation to the business and stock performance of the Company, and (vi) to ensure that the Company's compensation expenditures are cost and tax-effective and in compliance with applicable regulatory requirements.

     In accordance with the responsibilities delegated by, and subject to the oversight of, the Board of Directors, at the beginning of each year the Compensation Committee reviews the Company's overall corporate strategy and objectives which are subject to approval by the Board of Directors. These form the basis both for supporting corporate, subsidiary and business unit annual performance goals, which are subject to Compensation Committee review and approval at the beginning of each year, and for executive officer performance initiatives. Based on this review, the Compensation Committee in its sole discretion determines the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation in light of marketplace pay levels and practices. At year-end, results achieved and strategic progress at the corporate, subsidiary, business unit and individual levels are assessed by the Compensation Committee, relative to previously approved goals and taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations and stockholder value. No particular weightings are assigned by the Compensation Committee to any such factors.

     The Compensation Committee has been assisted in its review and evaluation by executive compensation consultants retained by the Compensation Committee to serve as outside experts in the discharge of its responsibilities. The consultants provide advice to the Compensation Committee with respect to the effectiveness, appropriateness and regulatory compliance status of the Company's executive incentive plans, and the competitiveness of compensation paid to executive officers of the Company, including the Chief Executive Officer. In so doing, the consultants review with the Compensation Committee survey data regarding compensation practices and payments by comparable organizations and the relationship of executive officer pay to performance and stockholder value. The comparator groups selected by the Compensation Committee for this purpose for 1996 include (i) seven major apparel companies, five of which are included in the Value Line Apparel Industry Index appearing in the Performance Graph, and
(ii) 14 other major non-durable
consumer products companies of comparable size to the Company (i.e., companies in the same size range producing a broad range of products for retail sale to the general public). The comparator groups are regarded by the Company as the marketplace for critical management talent for the Company.

     Total compensation for target performance under the Company's compensation program for executive officers in 1996 was generally positioned at average or median up to the 90th percentile of the comparator groups, depending upon each such executive officer's position or level and the degree of difficulty and challenge associated with the year's performance objectives. The Compensation Committee has balanced the program with a high proportion of compensation based on variable performance incentives so that actual annual and long-term compensation levels will vary from year to year below and above those of the comparator groups directly with results achieved by the Company and the individual.

1996 COMPENSATION

     The Company's 1996 compensation program at target performance for its executive officers, including the Chief Executive Officer, was comprised of base salary, annual cash incentives, stock options and performance units. Approximately three-quarters of the total compensation of the Chief Executive Officer for target performance was variable, based on annual business and long-term stock performance, and over two-thirds of the total compensation of the executive officers as a group for target performance was variable based on the same factors.

     BASE SALARY. Salaries are established in consideration of the competitive marketplace (as discussed above) at what the Compensation Committee considers to be an appropriate level relative to the responsibilities, experience and individual performance of each executive officer, in addition to overall corporate financial circumstances. Base salaries are generally subject to annual review for adjustment by the Compensation Committee. Minimum salaries of four of the Named Officers, including the Chief Executive Officer, are set at December 1994 levels in employment agreements which are described under "EXECUTIVE COMPENSATION--Employment Agreements" and which provide for future review and possible upward adjustment by the Compensation Committee. The salary of the Chief Executive Officer has not been increased since January 1995. The salaries of the Company's other executive officers rose in 1996 by an average of 12% from 1995 levels. Such increases were awarded by the Compensation Committee in recognition of Mr. Lappin's promotion to President and Chief Operating Officer, as well as the outstanding individual performance by the entire executive officer group.

     ANNUAL CASH INCENTIVES. Under the 1995 EICP, the Chief Executive Officer and the other executive officers were granted the opportunity to receive cash incentive awards based upon achievement of specified earnings levels in 1996. Upon achievement of targeted levels of performance, the Chief Executive Officer was eligible to receive a cash award equal to 100% of his 1996 base salary and other executive officers were eligible to receive cash awards equal to specified percentages up to 70% of their base salaries. Upon achievement of maximum performance levels, the Chief Executive Officer was eligible to receive a cash award of 200% of his base salary and other executive officers were eligible to receive cash awards equal to specified percentages up to 126% of their base salaries.

     Due to the Company's strategic and structural redirection in 1995 and accompanying losses experienced in a year of poor business conditions, Messrs. Farley, Lappin and Switzer received no annual incentive awards for 1995, while Messrs. Hansen, Wigodsky and other executive officers and bonus eligible employees were granted discretionary awards by the Compensation Committee with Board approval based on the importance of their individual efforts in the downsizing and reorganization of the business.

     In contrast, 1996 was a highly profitable year for the Company with operating earnings of over $325 million, as the Company benefitted from shifting operations offshore, productivity enhancement, new inventory management systems, improved asset utilization, debt reduction, international growth, and new marketing, sales and product initiatives. Based on such outstanding results, which exceeded maximum profit level requirements for the year as established by the Compensation Committee, all executive officers were awarded annual incentives at their maximum levels, including the Chief Executive Officer, whose award was 200% of his base salary for 1996.

     EQUITY INCENTIVES--PERFORMANCE UNITS AND STOCK OPTIONS. Executive officers, including the Chief Executive Officer and other key executives, received regular grants of performance units at target level under the 1995 EICP to be earned based upon 1996 earnings per share goals with two-year vesting on December 31, 1997, unless accelerated by achievement of stock price objectives set by the Compensation Committee. Each earned performance unit entitles the participant to receive the value of one share of Class A Common Stock in cash and/or stock as determined by the Compensation Committee. In addition to the regular annual grant, the Compensation Committee made a special grant of performance units to the same executives based on the same performance criteria with three-year vesting on December 31, 1998, unless accelerated. The special grant was awarded in recognition of these executives' contributions (discussed above), to motivate and reward future success, and to encourage retention in a highly competitive marketplace for proven executive talent. Due to major increases in the Company's earnings per share, performance far exceeded maximum goals, and both grants were earned and awarded in the form of restricted stock units equivalent to shares of Class A Common Stock at the end of 1996 (See "Restricted Stock Awards" in Summary Compensation Table). The restricted stock units were vested on an accelerated basis in January 1997 based on stock price performance and were paid out in February 1997. The two prior outstanding long-term performance award cycles, which commenced in 1994 and 1995, also vested and were paid out during 1996 based on performance (See "LTIP Payouts" in Summary Compensation Table).

     Similarly, the Compensation Committee made both regular and special stock option grants pursuant to the 1995 EICP to the Chief Executive Officer, other executive officers and key employees throughout the Company in 1996 to recognize past progress and encourage the continued creation of stockholder value (See "Option Grants in 1996--Individual Grants Table").

     The Compensation Committee determined the size of performance unit and stock option grants to the Company's executive officers and other recipients on an individual, discretionary basis in consideration of corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any factor. In addition, the Compensation Committee considered long term incentive and equity grant levels among the comparator groups.

     The Compensation Committee does not predesignate a specific size for aggregate performance unit and stock option awards to executive officers as a group, nor does the Compensation

Committee consider stock holdings, prior option grants and other long-term awards or the appreciation thereon when making future stock option and long-term award determinations. The Compensation Committee does not have a specific policy as to the portion of total compensation to be represented by stock options and other long-term equity awards.

     To foster additional "at risk" equity investment, long term stock ownership and commitment to the future of the Company, the Compensation Committee, with Board approval, has offered selected senior executive officers the opportunity to elect to forego receipt of future compensation and/or regular annual stock option grants in exchange for a current grant at fair market value of ten year non-qualified options. Such grants will vest pro rata over the same period as participant compensation is reduced.

     To secure the shares needed for grants in future years after implementation of this new Executive Equity Investment Program (the "Investment Program") under the 1995 EICP, stockholder approval is being sought at this Annual Meeting of an increase in the total share authorization and maximum individual annual option grants permissible under the 1995 EICP (See Proposal 2--Approval of the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan, as Amended and Restated). Messrs. Farley, Lappin and Switzer elected to participate in the Investment Program and received grants in February 1997 in lieu of future compensation. Mr. Farley has elected to forego receipt of his base salary for three years and Messrs. Farley, Lappin and Switzer have elected to forego their regular annual stock option grants for three years. As discussed above under "Compensation of Directors," certain non-employee directors have also elected to participate in a similar program.

TAX CONSIDERATIONS

     As noted above, the Compensation Committee's executive compensation strategy is designed to be cost and tax effective. Therefore, the Compensation Committee's policy is, where possible and considered appropriate, to preserve corporate tax deductions, including the deductibility of compensation paid to the Named Officers pursuant to Section 162(m) of the Internal Revenue Code, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

                                    *  *  *

     As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is internally effective in support of the Company's strategy, competitive in the marketplace to attract, retain and motivate the talent needed to succeed, and appropriately rewards the creation of value on behalf of the Company's stockholders.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                        Dennis S. Bookshester, Chairman
                                 A. Lorne Weil
                              Sir Brian G. Wolfson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Dennis S. Bookshester, A. Lorne Weil and Sir Brian G. Wolfson served on the Compensation Committee.

     William Farley, the Chief Executive Officer and a director of the Company, is also an executive officer and a director of Acme Boot and establishes compensation for executive officers of Acme Boot.

                               PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the last five years with the cumulative total return of the Standard & Poor's 500 Index and the Value Line Apparel Industry Index ("Industry Index") over the same period (assuming the investment of $100 in the Class A Common Stock and in each index on December 31, 1991 and the reinvestment of all dividends, if any).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
  FRUIT OF THE LOOM, INC., STANDARD & POOR'S 500 INDEX AND VALUE LINE APPAREL
                                 INDUSTRY INDEX
                (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1996)

        MEASUREMENT PERIOD             THE COMPANY      INDUSTRY INDEX       STANDARD &
      (FISCAL YEAR COVERED)                                               POOR'S 500 INDEX
1991                                           100.00             100.00             100.00
1992                                           176.02             122.33             107.79
1993                                            87.33              91.62             118.66
1994                                            97.74              85.18             120.56
1995                                            87.78              91.16             165.78
1996                                           137.10             122.92             204.32

                                            1991     1992     1993     1994     1995     1996
                                           ------   ------   ------   ------   ------   ------
The Company..............................  100.00   176.02    87.33    97.74    87.78   137.10
Industry Index...........................  100.00   122.33    91.62    85.18    91.16   122.92
Standard & Poor's 500 Index..............  100.00   107.79   118.66   120.56   165.78   204.32

FII MANAGEMENT AGREEMENT

     As a part of the 1995 restructuring of its corporate operations, the Company determined to integrate into the Company's Bowling Green, Kentucky operations certain functions historically performed by FII personnel. In connection with this effort, the Board of Directors determined that the Company's management agreement with FII should not be renewed for 1996 and that the general management functions previously performed by FII should be assumed directly by the Company. Accordingly, effective January 1996, the Company severed its relationship with FII and directly employed certain persons previously employed by FII who provide such services.

     Pursuant to a determination by the non-management members of the Board of Directors, the Company agreed to pay $3,500,000 to FII in consideration of the transfer to the Company of such personnel and the release of the Company from further obligations to FII. The non-management members of the Board of Directors determined that such fee was fair and reasonable to the Company, basing their determination, in part, upon the anticipated cost savings to the Company in 1996 and beyond from the integration of FII functions into the Company, the assistance of FII in effecting the transition of functions and personnel (including certain executive officers) to the Company and the release of the Company from further obligations under the Company's management agreement with FII.

     The Company also paid approximately $3,600,000 to FII in 1996, which related to the severance of certain FII employees who were not re-employed by the Company, including severance payments under certain employment agreements to which the Company was also a party. In addition, during 1996 the Company reimbursed FII for direct ordinary and reasonable costs and expenses aggregating approximately $3,600,000 associated with the transition of management functions from FII to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1994, pursuant to authorization from the Company's Board of Directors, the Company guaranteed a loan from a bank in an amount up to $12,000,000 to Mr. Farley, the Company's Chairman of the Board and Chief Executive Officer. In exchange for the guarantee, the Company receives an annual fee from Mr. Farley equal to 1% of the value of the loan covered by the guarantee. The guarantee is secured by a second lien on certain shares of the Company held by the bank for other loans made to Mr. Farley.

     The Company completed the sale of the stock of Acme Boot at book value, which approximated fair market value, to an affiliate in June 1987 for an aggregate of $38,400,000 of cash and preferred stock and subordinated debentures of the affiliate. In 1993, the Company received approximately $72,900,000 from Acme Boot, representing the entire unpaid principal and liquidation preference (including accrued interest and dividends) on its investment in the securities of the affiliate. The Company recorded a pretax gain of approximately $67,300,000 in connection with the investment in Acme Boot upon the receipt of the above mentioned proceeds.

     In connection with the Company's transaction with Acme Boot during 1993, the Company guaranteed, on an unsecured basis, the repayment of debt incurred or created by Acme Boot under Acme Boot's bank credit facility (the "Acme Boot Credit Facility"). The Acme Boot Credit Facility provides for up to $30,000,000 of loans and letters of credit and is secured by first liens on substantially all of the assets of Acme Boot and its subsidiaries (which are approximately $34,500,000 at December 31, 1996). Farley Inc. controls Acme Boot and Mr. Farley owns 100% of the common stock of Farley Inc. At December 31, 1996, approximately $23,800,000 in loans and letters of credit were outstanding under the Acme Boot Credit Facility.

     Also, in April 1995, Acme Boot entered into an additional secured credit facility with its bank lender (the "New Acme Credit Agreement"). The New Acme Credit Agreement provides for up to $37,000,000 in borrowings and expires in January 1998. In April 1995, Acme Boot used approximately $25,400,000 under this facility to repurchase certain of its debt, preferred stock and common stock. In November 1995, Acme Boot used approximately $11,300,000 under this facility to repurchase substantially all of the remaining portions of its publicly held debt, preferred stock and common stock issues. The New Acme Credit Agreement is secured by a second lien on substantially all of the assets of Acme Boot and its subsidiaries. In addition, the Company has guaranteed, on an unsecured basis, repayment of debt incurred or created under the New Acme Credit Agreement. In exchange for the additional guarantee, the Company received $6,000,000 of initial liquidation preference of Acme Boot's Series C 10% Redeemable Junior Preferred Stock. The Company has fully reserved for the amount of such Junior Preferred Stock. At December 31, 1996, approximately $36,700,000 remains outstanding under the New Acme Credit Agreement.

     As a result of the Acme Boot operating performance and management's assessment of existing facts and circumstances of Acme Boot's financial condition, the Company recorded a $35,000,000 charge in the fourth quarter of 1996 related to the Company's evaluation of its exposure under the Acme Boot guarantees.

     As part of the Company's normal executive relocation policy and in connection with the transition of certain executive functions from Chicago, Illinois to Bowling Green, Kentucky, the Company made an interest-free bridge loan to Burgess Ridge, the Company's Senior Vice President--Administration and Secretary, of $325,500 in 1996 for the purchase of a home in Alvaton, Kentucky. The loan is required to be repaid upon the sale of his former principal residence.

                                   PROPOSAL 2

                  APPROVAL OF THE FRUIT OF THE LOOM, INC. 1995
         EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED

GENERAL

     On February 12, 1997, the Board of Directors of the Company adopted the 1995 EICP, as amended and restated (the "Amended and Restated 1995 EICP"), subject to approval of the Company's stockholders at the Annual Meeting. The Amended and Restated EICP increases the number of shares of Class A Common Stock reserved for issuance under the 1995 EICP by 2,000,000 shares and increases the number of shares with respect to which options may be granted to any one participant in any fiscal year by 1,000,000 shares. In addition, the Amended and Restated 1995 EICP conforms the 1995 EICP to the revised version of Rule 16b-3 adopted by the SEC during 1996.

     The 1995 EICP provides for the grant of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, dividend equivalents, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards"). Stockholder approval of the Amended and Restated 1995 EICP is being sought in order that, with respect to awards granted after the 1997 Annual Meeting of Stockholders, (i) compensation resulting from certain awards will continue to qualify as "performance-based compensation" that is tax deductible by the Company without limitation under
Section 162(m) of the Internal Revenue Code (the "Code"), (ii) requirements of the New York Stock Exchange will be met, (iii) certain stock options will qualify as incentive stock options ("ISOs") under Code Section 422, and (iv) favorable treatment of the Company or participants under other applicable federal and state laws conditioned upon stockholder approval will continue to apply.

     The Board of Directors believes that the 1995 EICP has enhanced the Company's growth and success by providing an effective means to attract, retain and reward executives and other key employees of high quality and by providing the Compensation Committee, which administers the 1995 EICP, with the flexibility to structure executive compensation so as to grant performance incentives which motivate the Company's executives to expend their maximum efforts in the creation of long-term stockholder value. Thus, as discussed above under "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION," stock options and other stock-related awards have been and will continue to be an important element of compensation for executives. The Board of Directors has adopted the Amended and Restated 1995 EICP to authorize additional shares of Class A Common Stock for awards under the 1995 EICP primarily because the number of shares remaining available for new grants had fallen to 1,208,000 shares (or 1.56% of the aggregate issued and outstanding shares of Class A Common Stock and Class B Common Stock as of March 26, 1997.

     The Compensation Committee requested that the 1995 EICP be amended and restated in connection with its determination to make certain option grants under the Company's new Executive Equity Investment Program (the "Investment Program"), a program adopted in February 1997, which draws its shares from the 1995 EICP. The Investment Program was implemented by the Compensation Committee in 1997 to foster additional executive "at risk" investment in the Company, long-term equity ownership and commitment to the future of the Company. The Investment Program achieves these goals by permitting selected executives to forego receipt of future compensation and/or regular annual target stock option grants for a specified period in exchange for a current grant of non-qualified options with an exercise price equal to the fair market value of the Class A Common Stock at the date of grant. Under the Investment Program, participation in which is purely voluntary on the part of executives selected to participate, options vest and become exercisable pro rata over the same period as participant compensation is reduced. Such options have a term of ten years, subject to earlier termination upon certain terminations of employment or a change in control. The number of options granted is based on the present value of the foregone compensation, as determined by the Compensation Committee's valuation of such compensation (including option opportunities), the terms of the options under the Program and the present value of such options based on a Modified Black-Scholes Option Valuation Model.

     Thus, an executive participating in the Investment Program may elect to forego receipt of future compensation and/or regular option grants for a period of years in exchange for a current grant of options. Because the option's exercise price per share equals the market price of a share of Class A Common Stock at the date of grant, the executive in effect has agreed to give up guaranteed and/or reasonably assured compensation (and/or certain annual option opportunities) for an at-risk form of compensation. The potential amount that the executive may realize from such options may exceed the amount of compensation given up, but only if the market price of the Company's Class A Common Stock appreciates sufficiently from the date of grant; such appreciation will, of course, benefit all other holders of Class A Common Stock who have acquired their shares at or below the market price of Class A Common Stock at the time the executive begins participation in the Investment Program. Executives participating in the Investment Program likewise face the downside risk that the amount that may be realized under their options may be less than the amount of compensation foregone, or that the amount of compensation foregone may be lost if the market price of the Class A Common Stock is unchanged, declines or fails to appreciate sufficiently. To date, options to purchase an aggregate of 1,409,500 shares of Class A Common Stock have been granted under the Investment Program, consisting of options granted as follows: William Farley, 940,000 shares in exchange for foregoing base salary and regular annual stock option grants for three years; Richard Lappin, 293,500 shares in exchange for foregoing regular annual stock option grants for three years; and Larry Switzer, 176,000 shares in exchange for foregoing regular annual stock option grants for three years. All such options are exercisable at $41.00 per share. (See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION").

     The following is a brief description of the material features of the Amended and Restated 1995 EICP (noting parenthetically material changes from the 1995 EICP as originally adopted). Such description is qualified in its entirety by reference to the full text of the Amended and Restated 1995 EICP, a copy of which is attached as Exhibit A to this Proxy Statement.

ADMINISTRATION

     The Amended and Restated 1995 EICP is generally administered by the Compensation Committee. The Board may, however, itself perform the functions of the Compensation Committee or may appoint a different committee to administer the Amended and Restated 1995 EICP. If any member of the Compensation Committee or other committee administering the Amended and Restated 1995 EICP (the "Committee") does not qualify as a "non-employee director" under Rule 16b-3 or an "outside director" under Code Section 162(m), the Committee may function through a subcommittee composed solely of two or more qualifying members, or the non-qualifying member of the Committee may abstain or recuse himself or herself from actions that would be affected by his or her non-qualifying status. (The provisions described in this paragraph, other than the first sentence, were added.)

     Subject to the terms and conditions of the Amended and Restated 1995 EICP, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), establish trusts, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Amended and Restated 1995 EICP and make all other determinations which may be necessary or advisable for the administration of the Amended and Restated 1995 EICP. The Committee's determinations are binding on all parties. The Amended and Restated 1995 EICP provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination or interpretation taken or made in good faith under the Amended and Restated 1995 EICP.

SHARES SUBJECT TO THE AMENDED AND RESTATED 1995 EICP; ANNUAL PER-PERSON LIMITATIONS

     Under the Amended and Restated 1995 EICP, the total number of shares of the Class A Common Stock reserved for delivery to participants in connection with Awards will be 4,000,000 (increased from 2,000,000 shares), plus any shares remaining available under three prior stock option plans (the "Preexisting Plans") and other Preexisting Plan shares that may from time-to-time become available, plus 5% of the number of shares of Class A Common Stock newly issued by the Company during the term of the Amended and Restated 1995 EICP, excluding issuances under the Amended and Restated 1995 EICP, the Preexisting Plans or plans for directors. Under the Amended and Restated 1995 EICP, shares subject to an Award or award under a Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant, including shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will again be available for Awards under the Amended and Restated 1995 EICP. The number of shares to be reserved under the Amended and Restated 1995 EICP (assuming stockholder approval), together with the shares reserved under other option and share-based award plans for directors, officers and employees as of December 31, 1996 (but excluding shares previously issued and no longer subject to outstanding Awards), would represent 12.1 % of the aggregate issued and outstanding shares of Class A and Class B Common Stock as of March 26, 1997. At that date, the last reported sale price of Class A Common Stock in New York Stock Exchange Composite Transactions was $43.375 per share.

     In addition, the Amended and Restated 1995 EICP imposes individual limitations on the amount of certain Awards in order to comply with Code Section 162(m). Under these limitations, the number of shares underlying options granted during any fiscal year to any one participant shall not exceed 2,000,000 (increased from 1,000,000 shares), and the number of shares underlying SARs, shares of restricted stock, shares of deferred stock, shares granted as a bonus or in lieu of other Company obligations and shares related to other stock-based Awards granted to any one participant in any fiscal year shall not exceed 1,000,000 for each type of Award, subject to adjustment in certain circumstances. The maximum amount that may be paid out as a final annual incentive award or other cash Award in any fiscal year to any one participant is $3,500,000. The Board has concluded that the larger option grants made and potentially to be made under the Investment Program, together with other potential grants under the Amended and Restated 1995 EICP, make it advisable to increase the individual limitation applicable to options.

     The Committee is authorized to adjust the number of shares of Class A Common Stock subject to the aggregate share limitations and annual limitations under the Amended and Restated 1995 EICP and subject to outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of Class A Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event affects the shares so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events, other unusual events or in response to changes in business conditions, applicable laws, regulations or accounting principles.

ELIGIBILITY

     Executive officers and other officers and salaried employees of the Company and its subsidiaries, and executive officers and other officers and salaried employees of any other entity who provide substantial services to the Company or any subsidiary, including any such person who may also be a director of the Company, are eligible to be granted Awards under the Amended and Restated 1995 EICP. At present, approximately 200 persons would be considered to be eligible for Awards under the Amended and Restated 1995 EICP; Awards which are currently outstanding have been granted to a total of 210 participants under the 1995 EICP.

STOCK OPTIONS AND SARS

     The Amended and Restated 1995 EICP authorizes the Committee to grant stock options, including both ISOs which can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs) and SARs entitling the participant to receive the excess of the fair market value of a share of Class A Common Stock on the date of exercise (or defined "change in control price" following a change in control) over the grant price of the SAR. The exercise price per share of Class A Common Stock subject to an option and the grant price of an SAR is determined by the Committee, but must not be less than the fair market value of a share of Class A Common Stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares of Class A Common Stock, outstanding Awards or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee. SARs granted under the Amended and Restated 1995 EICP may include "limited SARs" exercisable for a stated period of time following a "change in control" of the Company, as discussed below. The options granted under the 1995 EICP in 1996 are shown and described under the caption "OPTION/SAR GRANTS IN 1996," and the number of options granted under the 1995 EICP to Named Officers in 1995 and 1996 are reflected in the "SUMMARY COMPENSATION TABLE" above.

RESTRICTED AND DEFERRED STOCK

     The Amended and Restated 1995 EICP authorizes the Committee to grant restricted stock and deferred stock (restricted stock units). Restricted stock is a grant of shares of Class A Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive shares of Class A Common Stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period (which may be shorter than the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

DIVIDEND EQUIVALENTS

     The Amended and Restated 1995 EICP authorizes the Committee to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Class A Common Stock, other Awards or other property equal in value to dividends paid on a specific number of shares of Class A Common Stock or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares of Class A Common Stock, Awards or other investment vehicles specified by the Committee.

BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS

     The Amended and Restated 1995 EICP authorizes the Committee to grant shares of Class A Common Stock as a bonus free of restrictions, or to grant shares of Class A Common Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify. Thus, for example, the Committee has implemented the Investment Program under the Amended and Restated 1995 EICP, as discussed above.

OTHER STOCK-BASED AWARDS

     The Amended and Restated 1995 EICP authorizes the Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Class A Common Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Class A Common Stock or the value of securities of, or the performance of, specified subsidiaries. The Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding and forfeiture conditions and restrictions on Awards.

PERFORMANCE AWARDS, INCLUDING ANNUAL INCENTIVE AWARDS

     The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. In addition, the Amended and Restated 1995 EICP authorizes specific annual incentive awards, which represent a conditional right to receive cash upon achievement of preestablished performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and the Named Officers, will, if so intended by the Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Section 162(m) of the Code.

     The performance goals to be achieved as a condition of payment or settlement of any Award under the Amended and Restated 1995 EICP, including performance awards or annual incentive awards, may consist of (i) one or more business criteria, and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of performance awards intended to meet the requirements of Section 162(m) of the Code, the business criteria used must be one of those specified in the 1995 EICP, although for other participants the Committee may specify any other criteria. The business criteria specified in the 1995 EICP are total stockholder return; such total stockholder return as compared to total return (on a comparable basis) of an index such as, but not limited to, the Standard & Poor's 500 or the Value Line Apparel Industry Index; net income; pretax earnings; operating earnings; earnings before interest, taxes, depreciation, and amortization (EBITDA); pretax operating earnings before or after interest expense and before or after bonuses, service fees and extraordinary or special items; operating margin; earnings per share; return on equity; return on capital; return on investment; and working capital, all on an absolute or relative basis.

     In granting annual incentive awards, the Committee may establish an unfunded annual incentive award "pool," the amount of which will be based upon the achievement of a performance goal or goals based on one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year (or such other date as required or permitted under Section 162(m)of the Code), the Committee will determine who will potentially receive annual incentive awards for that fiscal year, either out of the pool or otherwise. After the end of each fiscal year, the Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive awards payable to each participant in the pool and the amount of any potential annual incentive award otherwise payable to a participant. The Committee may, in its discretion, determine that the amount payable as a final annual incentive award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under Section 162(m) of the Code.

     Subject to the requirements of the Amended and Restated 1995 EICP, the Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. As discussed above under "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION," the Committee has established annual award pools under the 1995 EICP funded based on the Company's operating earnings. The amounts paid out for 1996 and 1995 to the Named Officers are reflected in the "Bonus" column of the "SUMMARY COMPENSATION TABLE."

OTHER TERMS OF AWARDS

     Awards may be settled in the form of cash, shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of Class A Common Stock or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the Amended and Restated 1995 EICP. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Class A Common Stock or other property to be distributed will be withheld (or previously acquired shares of Class A Common Stock or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Amended and Restated 1995 EICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards for estate-planning or other purposes deemed not inconsistent with the purposes of the 1995 EICP (this exception was added in response to changes in Rule 16b-3 of the Act).

     Awards under the Amended and Restated 1995 EICP are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the Amended and Restated 1995 EICP, awards under other Company plans or other rights to payment or potential payments from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards or rights as well.

ACCELERATION OF VESTING

     The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Company (including cash settlements of certain SARs and "limited SARs" which may be exercisable only in the event of a change in control). In addition, the Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any "change in control." Subject to certain exceptions, the Amended and Restated 1995 EICP defines a "change in control" as (i) any person acquiring beneficial ownership of voting securities resulting in such person beneficially owning 25% or more of the Common Stock or the outstanding voting power of the Company's voting securities, except this provision will not apply if such person was a beneficial owner of 25% or more of the Common Stock or the outstanding voting power of the Company's voting securities before such acquisition; (ii) the reorganization, merger, consolidation, complete liquidation or dissolution of the Company, sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (other than a merger, consolidation, sale, disposition or other similar transaction to or with William Farley or entities controlled by him); or (iii) members of the Board of Directors serving at the effective date of the Amended and Restated 1995 EICP, together with members first elected thereafter (excluding certain directors elected as a result of an actual or threatened election contest) with the approval of a majority of the original members and new members previously so approved, ceasing to constitute a majority of the Board of Directors. Upon the occurrence of a change in control, SARs and other Awards may be cashed out based on a defined "change in control price," which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation or dissolution, or liquidation of shares following a sale of substantially all assets of the Company; or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after the change in control.

AMENDMENT AND TERMINATION OF THE AMENDED AND RESTATED 1995 EICP

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Amended and Restated 1995 EICP or the Committee's authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares of Class A Common Stock are then listed or quoted. No new Award may be granted under the Amended and Restated 1995 EICP after December 18, 2004. Unless earlier terminated by the Board of Directors, the Amended and Restated 1995 EICP will terminate at such time as no shares of Class A Common Stock remain available for issuance under the Amended and Restated 1995 EICP and the Company has no further rights or obligations with respect to outstanding Awards under the Amended and Restated 1995 EICP.

EFFECT ON OUTSTANDING AWARDS

     Stockholder approval relates only to Awards that may be granted under the Amended and Restated 1995 EICP after the 1997 Annual Meeting of Stockholders, and has no effect on previously granted Awards. The amount and type of such future Awards cannot presently be determined. Nothing contained in the Amended and Restated 1995 EICP prevents the Company from adopting or continuing in effect other or additional compensation arrangements.

     For purposes of Code Section 162(m), stockholder approval of the Amended and Restated 1995 EICP relates particularly to provisions regarding eligibility, per-person award limitations and the business criteria incorporated in performance objectives under certain designated performance awards. See "Eligibility," "Shares Subject to the Amended and Restated 1995 EICP; Annual Per-Person Limitations," and "Performance Awards, Including Annual Incentive Awards" above. In the event that stockholders fail to approve the Amended and Restated 1995 EICP, Awards will not be granted to the extent necessary to meet the requirements of Treasury Regulation 1.162-27(e)(4).

FEDERAL INCOME TAX IMPLICATIONS OF THE AMENDED AND RESTATED 1995 EICP

     The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the Amended and Restated 1995 EICP.

     The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received. Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding period, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price; or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding period prior to disposition of the shares.

     With respect to Awards granted under the Amended and Restated 1995 EICP that result in the payment or issuance of cash or shares of Class A Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. With respect to Awards involving the issuance of shares of Class A Common Stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier (unless the participant files an election with the IRS to be taxed at the time of grant). The Company will be entitled to a deduction in an amount equal to the ordinary income received by the participant.

     Code Section 162(m) generally disallows the Company's tax deduction for compensation to certain named executives in excess of $1,000,000 each in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from this deductibility cap, and therefore remains fully deductible regardless of amount. As discussed above, the Company intends that options and SARs granted with an exercise price or grant price equal to at least 100% of fair market value of the underlying shares at the date of grant, and annual incentive awards and certain long-term performance-based awards granted to employees whom the Committee expects to be Named Officers at the time a deduction arises in connection with such Awards, qualify as "performance-based compensation." A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Amended and Restated 1995 EICP will be fully deductible under all circumstances. In addition, other Awards under the Amended and Restated 1995 EICP, such as restricted stock, other stock-based awards, and performance awards not designated as qualifying Code Section 162(m) awards, generally will not so qualify, so that compensation paid to Named Officer in connection with such Awards could be subject to Code Section 162(m)'s $1 million deductibility cap. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION." Finally, if the Amended and Restated 1995 EICP is approved by stockholders, under current regulations, performance awards granted under the Amended and Restated 1995 EICP more than five years after the 1997 Annual Meeting of Stockholders will require further stockholder approval in order to qualify as "performance-based compensation."

     The foregoing general discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Amended and Restated 1995 EICP. Different tax rules may apply to specific participants and transactions under the Amended and Restated 1995 EICP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED 1995 EICP, ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT A.

                                   PROPOSAL 3

               STOCKHOLDER PROPOSAL TO REDEEM STOCKHOLDER RIGHTS

     By letter dated December 2, 1996, the Company received a proposal, on behalf of the Amalgamated Bank of New York LongView Collective Investment Fund (the "Fund"), to redeem the preferred stock purchase rights distributed to the holders of Class A Common Stock and the holders of the Class B Common Stock pursuant to a stockholder rights plan adopted by the Company in March 1996 (the "Rights Plan"). According to such letter, the Fund has an address of 11-15 Union Square, New York, New York 10003 and beneficially owns 19,100 shares of Class A Common Stock.

     The Rights Plan provides for Series A Rights and Series B Rights. Each Series A Right entitles holders of the Company's common stock to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $90. The Series A Rights will be exercisable only if a person or entity acquires 15% or more of the Company's common stock or announces a tender offer upon consummation of which such person or entity would own 15% or more of the common stock. Generally, if any person or entity becomes the beneficial owner of 15% or more of the Company's common stock each Series A Right not owned by such a person or entity will enable its holder both to (i) purchase Class A Common Stock of the Company having a value of $180 for a purchase price of $90 and (ii) receive a Series B Right. In addition, in such case, if the Company is thereafter involved in a merger or other business combination transaction with another entity or sells 50% or more of its assets or earning power to another person or entity, each Series B Right and each Series A Right that has not previously been exercised will entitle its holder to purchase, at $90 per Series A and Series B Right, common shares of such other entity having a value of twice that price.

TEXT OF THE STOCKHOLDER PROPOSAL

     RESOLVED: That the stockholders of Fruit of the Loom, Inc. ("Fruit of the Loom" or the "Company") request the Board of Directors to redeem the stockholder rights previously issued unless such issuance is approved by the affirmative vote of stockholders, to be held as soon as may be practicable.

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

     In March 1996, the Fruit of the Loom Board of Directors issued, without stockholder approval, certain stockholder rights (the "rights") pursuant to a stockholder rights plan. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures stockholders by reducing management accountability and adversely affecting stockholder value.

     The stockholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company, the stockholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill.

     Rather, we believe that the stockholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

     The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target stockholders. It states that "empirical tests, taken together, show that poison pills are harmful to target stockholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     We believe that such an important corporate governance practice, one that can have a significant adverse impact on stockholder value, should be eliminated or, at the very least, be voted on by stockholders. We therefore submit this stockholder proposal based on our belief that the unilateral and undeniably undemocratic adoption of the rights plan by the Company is unjustified, that the continued existence of such a rights plan by the Company is unjustified and not in the best interests of the stockholders.

     WE URGE YOU TO VOTE FOR THIS RESOLUTION!

STATEMENT BY THE BOARD IN OPPOSITION TO PROPOSAL

     The Board of Directors adopted the Rights Plan to protect the interests of the Company and all of its stockholders, not to entrench management. The Board determined to adopt the Rights Plan only after careful consideration and the review of extensive information and advice provided by experienced, independent financial advisors and legal counsel. The Rights Plan is similar to stockholder rights plans adopted by well over 1,000 publicly held U.S. corporations.

     The Rights Plan is designed to protect against attempts to acquire the Company for an inadequate price and against abusive practices that do not treat all stockholders equally. Such practices can, and are often intended to, induce stockholders into tendering their investments prior to realizing the full value or total potential of such investments. The Rights Plan is intended to create an incentive for a potential acquiror to negotiate in good faith with the Board. The Rights Plan is not intended to, and will not, prevent unsolicited, non-abusive offers to acquire the Company at a fair price. In deciding whether to redeem the rights in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and its stockholders.

     The Rights Plan strengthens the ability of the Board to fulfill its fiduciary responsibilities to the Company's stockholders because it provides the Board with additional time and opportunity to evaluate the fairness of any unsolicited offer to acquire the Company and to consider alternatives. Furthermore, this additional time and opportunity can enable the Board to negotiate the most attractive and fair price for all stockholders. Otherwise, a hostile bidder could rely on the 20 business day tender offer period to pressure stockholders into accepting its offer at an unfair price. The Board believes there is strong empirical evidence that companies with stockholder rights plans are better positioned to maximize stockholder value.

     The Board continues to consider the Rights Plan to be in the best interests of the Company and all of its stockholders. The Board believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal. To redeem the rights at this time would strip the

Company's stockholders of valuable protection in the event of an unsolicited offer and, in the Board's view, potentially reduce the long-term value for all stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL TO REDEEM THE STOCKHOLDER RIGHTS PREVIOUSLY ISSUED BY THE COMPANY.

                                 OTHER MATTERS

     In March 1988, a class action suit entitled Endo, et al. v. Albertine, et al. was filed in the United States District Court for the Northern District of Illinois (the "District Court") against the Company, its then directors, certain of its then executive officers, its then underwriters and the Company's current independent auditors in connection with the Company's initial public offering of Class A Common Stock and certain debt securities in March 1987. The suit alleges, among other things, violations of Federal and state securities laws against all of the defendants, as well as breaches of fiduciary duties by the director and officer defendants, and seeks unspecified damages.

     Motions to dismiss the complaint were filed by all defendants. In December 1990, a magistrate judge recommended that the District Court dismiss all of the plaintiffs' claims with prejudice. On January 29, 1993, the District Court adopted in part and rejected in part the magistrate judge's recommendation for dismissal of the complaint. As a result, the litigation will continue as to various remaining counts of the complaint. Both the defendants and the plaintiffs filed motions for summary judgment which were denied in all material respects. Management and the Board of Directors believe that this suit is without merit and intend to continue to vigorously defend against this litigation.

     On December 23, 1993, James J. Locke, as Trustee of Locke Family Trust, and
I. Jack Saline filed a lawsuit against the Company and certain of its then officers and directors, including Messrs. Farley and Holland, in the District Court. The lawsuit was then amended to add additional plaintiffs. On April 19, 1994, the District Court granted plaintiffs' motion for class certification. The plaintiffs claimed that all of the defendants engaged in conduct violating
Section 10(b) of the Act, and that Messrs. Farley and Holland also violated
Section 20(a) of the Act. In October 1996, the District Court approved the settlement agreement pursuant to which plaintiffs agreed to drop their claims against the defendants, defendants' insurers agreed to pay into an escrow account, for the benefit of plaintiffs, the sum of $7,250,000, and the settlement proceeds were allocated between the plaintiffs and class counsel. As part of its approval, the District Court entered a final judgment order dismissing with prejudice all of the plaintiffs' claims against the defendants.

                             VOTE REQUIRED; QUORUM

     Three directors of the Company will be elected by a plurality of the shares of Class A Common Stock, voting as a separate class, present in person or represented by proxy and entitled to vote at the Annual Meeting. Six directors will be elected by the holders of a plurality of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of each of the proposal to approve the Amended and Restated 1995 EICP and the stockholder proposal to redeem the Rights Plan previously issued by the Company will require the affirmative vote of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The holders of one-third of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to any proposal presented at the Annual Meeting or any adjournment thereof and will have the same effect as votes against a proposal. Broker non-votes with respect to any proposal will not be considered present and entitled to vote with respect to such proposal and will have no effect on the voting on such proposal.

                                  SOLICITATION

     This solicitation is made by the Company, and the cost of this proxy solicitation will be paid by the Company. The Company may use the services of its directors, officers and employees (who will receive no additional compensation) to solicit proxies personally or by telephone. The Company may also request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the Company's expense. In addition, the Company has engaged ChaseMellon Shareholder Services to solicit proxies from brokers, banks, nominees and other institutional holders. The Company will pay ChaseMellon Shareholder Services a fee of $5,000 for its services.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the financial statements of the Company and its subsidiaries for the year ended December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative desires, and will be available to respond to appropriate questions with respect to that firm's examination of the Company's consolidated financial statements.

                         PROPOSALS OF SECURITY HOLDERS

     Proposals of stockholders intended to be included in proxy materials for presentation at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company, 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, no later than December 8, 1997.

                                 OTHER BUSINESS

     It is not anticipated that any matters will be presented to the stockholders other than those listed in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. However, if other matters are brought before the meeting, it is intended that the persons named in the accompanying proxy will vote as the Board of Directors directs.

                                                                       EXHIBIT A

                            FRUIT OF THE LOOM, INC.
--------------------------------------------------------------------------------

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN
                            AS AMENDED AND RESTATED

--------------------------------------------------------------------------------

                            FRUIT OF THE LOOM, INC.

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN
                            AS AMENDED AND RESTATED

    1.  Purpose.....................................................   A-1
    2.  Definitions.................................................   A-1
    3.  Administration..............................................   A-3
        (a) Authority of the Committee..............................   A-3
        (b) Manner of Exercise of Committee Authority...............   A-4
        (c) Limitation of Liability.................................   A-4
    4.  Stock Subject to Plan.......................................   A-4
        (a) Overall Number of Shares Available for Delivery.........   A-4
        (b) Application of Limitation to Grants of Awards...........   A-5
        (c) Availability of Shares Not Delivered Under Awards.......   A-5
    5.  Eligibility; Per-Person Award Limitations...................   A-5
    6.  Specific Terms of Awards....................................   A-5
        (a) General.................................................   A-5
        (b) Options.................................................   A-6
        (c) Stock Appreciation Rights...............................   A-6
        (d) Restricted Stock........................................   A-7
        (e) Deferred Stock..........................................   A-7
        (f) Bonus Stock and Awards in Lieu of Obligations...........   A-8
        (g) Dividend Equivalents....................................   A-8
        (h) Other Stock-Based Awards................................   A-8
    7.  Certain Provisions Applicable to Awards.....................   A-9
        (a) Stand-Alone, Additional, Tandem, and Substitute
        Awards......................................................   A-9
        (b) Term of Awards..........................................   A-9
        (c) Form and Timing of Payment Under Awards; Deferrals......   A-9
        (d) Exemptions from Section 16(b) Liability.................   A-9
    8.  Performance Awards..........................................  A-10
        (a) Performance Conditions..................................  A-10
        (b) Performance Awards Granted to Designated Covered
        Employees...................................................  A-10
        (c) Annual Incentive Awards Granted to Designated Covered
        Employees...................................................  A-11
        (d) Written Determinations..................................  A-12
        (e) Status of Section 8(b) and Section 8(c) Awards Under
            Code Section 162(m).....................................  A-12
    9.  Change in Control...........................................  A-12
        (a) Effect of "Change in Control."..........................  A-12
        (b) Definition of "Change in Control."......................  A-13
        (c) Definition of "Change in Control Price."................  A-14
   10.  General Provisions..........................................  A-14
        (a) Compliance With Legal and Other Requirements............  A-14
        (b) Limits on Transferability; Beneficiaries................  A-14
        (c) Adjustments.............................................  A-15
        (d) Taxes...................................................  A-15
        (e) Changes to the Plan and Awards..........................  A-16
        (f) Limitation on Rights Conferred Under Plan...............  A-16
        (g) Unfunded Status of Awards; Creation of Trusts...........  A-16
        (h) Nonexclusivity of the Plan..............................  A-17
        (i) Payments in the Event of Forfeitures; Fractional
        Shares......................................................  A-17
        (j) Governing Law...........................................  A-17
        (k) Awards Under Preexisting Plans..........................  A-17
        (l) Plan Effective Date, Stockholder Approval, and
        Termination.................................................  A-17

                            FRUIT OF THE LOOM, INC.

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN
                            AS AMENDED AND RESTATED

     1. Purpose. The purpose of this 1995 Executive Incentive Compensation Plan (the "Plan") is to assist Fruit of the Loom, Inc., a Delaware corporation (the "Company"), and its subsidiaries in attracting, retaining, and rewarding high quality executive officers, other key salaried employees and other persons who provide services to the Company, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of long-term stockholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Compensation Committee (or any successor committee) of the Board of Directors of the Company.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

     (a) "Annual Incentive Award" means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, unless otherwise determined by the Committee, after the end of a specified fiscal year.

     (b) "Award" means any Option, SAR (including Limited SAR), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

     (c) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trust entitled by will or the laws of descent and distribution to receive such benefits.

     (d) "Beneficial Owner," "Beneficially Owning" and "Beneficial Ownership" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

     (e) "Board" means the Company's Board of Directors.

     (f) "Change in Control" means Change in Control as defined with related terms in Section 9 of the Plan.

     (g) "Change in Control Price" means the amount calculated in accordance with Section 9(c) of the Plan.

     (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

     (i) "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that Committee action shall be taken by act of such members specified in, and otherwise in accordance with, Section 3(c). The Committee shall consist solely of two or more directors of the Company who are not employees of the Company or any subsidiary. In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee.

     (j) "Corporate Transaction" means a transaction as defined in Section 9(b) of the Plan.

     (k) "Covered Employee" means an Eligible Person as defined in Section 8(e) of the Plan.

     (l) "Deferred Stock" means a right (a restricted stock unit), granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

     (m) "Dividend Equivalent" means a right, granted to a Participant under
Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

     (n) "Effective Date" means December 18, 1994, the effective date of the Plan.

     (o) "Eligible Person" means each executive officer of the Company (as defined under the Exchange Act) and other officers and salaried employees of the Company or of any subsidiary, including such persons who may also be directors of the Company, and each executive officer, other officer or employee of any other entity who provides substantial services to the Company or any subsidiary pursuant to an arrangement approved by the Board. The foregoing notwithstanding, no member of the Committee shall be an Eligible Person.

     (p) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

     (q) "Executive Officer" means an executive officer of the Company as defined under the Exchange Act.

     (r) "Fair Market Value" means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

     (s) "Incentive Stock Option" or "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

     (t) "Incumbent Board" means the Board as defined in Section 9(b) of the Plan.

     (u) "Limited SAR" means a right granted to a Participant under Section 6(c) thereof.

     (v) "162(m) Award" means an Award intended by the Committee to constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Such Awards would include Options or SARs and Awards granted in accordance with Sections 8(b) and (c).

     (w) "Option" means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

     (x) "Other Stock-Based Awards" means Awards granted to a Participant under
Section 6(h) hereof.

     (y) "Participant" means a person who has been granted an Award under the Plan, including a person who is no longer an Eligible Person.

     (z) "Performance Award" means a right, granted to a Participant under
Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

     (aa) "Person" will have the meaning assigned in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and includes a "group" as defined in Section 13(d) thereof.

     (bb) "Preexisting Plans" means the Company's Executive Incentive Compensation Plan effective as of January 1, 1994, the 1992 Executive Stock Option Plan and the 1987 Stock Option Plan, as amended and restated.

     (cc) "Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) and an "outside director" within the meaning of Treasury Regulation 1.162-27(e)(3) under Code
Section 162(m).

     (dd) "Restricted Stock" means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

     (ee) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

     (ff) "Stock" means the Company's Class A Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to
Section 10(c) hereof.

     (gg) "Stock Appreciation Rights" or "SAR" means a right granted to a Participant under Section 6(c) hereof.

     3. Administration.

     (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number, and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, establish trusts, construe and interpret the Plan and Award agreements and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The foregoing and other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

     (b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to
Section 16 of the Exchange Act in respect of the Company, or relating to a 162(m) Award, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is a not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, Participants, Beneficiaries, transferees under
Section 10(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or employees of the Company or any subsidiary the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) or (e) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to be 162(m) Awards to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

     (c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     4. Stock Subject to Plan.

     (a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 4,000,000, plus (ii) 5% of the number of shares newly issued by the Company or delivered out of treasury shares during the term of the Plan (excluding any issuance or delivery in connection with Awards, awards under Preexisting Plans, or options or other stock features of plans exclusively for directors of the Company), plus (iii) the number of shares of Stock remaining available under the Preexisting Plans at the effective date of the Plan plus shares subject to awards under the Preexisting Plans which become available after the

Plan effective date in accordance with Section 4(c) hereof; provided that any shares of Stock added as a result of clause (ii) of this sentence shall not be available for grants of ISOs or SARs in tandem with ISOs. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     (b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award or, in the case of an Award relating to shares of Stock but settleable only in cash (such as cash-only SARs), the number of shares to which such Award relates, exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock relating to then-outstanding cash-only Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

     (c) Availability of Shares Not Delivered Under Awards. Shares of Stock subject to an Award or award under a Preexisting Plan that is cancelled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes relating to Awards, and (ii) the number of shares equal to the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes relating to Awards, will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

     5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than 2,000,000 shares of Stock, subject to adjustment as provided in
Section 10(c), under Sections 6(b), or Awards relating to more than 1,000,000 shares of Stock, subject to adjustment as provided in Section 10(c), under each of Sections 6(c), 6(d), 6(e), 6(f), 6(h), 8(b) and 8(c). In addition, the maximum amount that may be paid out as a final Annual Incentive Award or other cash-denominated Award in any fiscal year to any one Participant shall be $3,500,000.

     6. Specific Terms of Awards.

     (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must by paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

     (b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, except as provided under Section 7(a) hereof.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

          (iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification.

     (c) Stock Appreciation Rights. The Committee is authorized to grant SAR's to Participants on the following terms and conditions:

          (i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a "Limited SAR," the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 9(c) hereof), over
     (B) the grant price of the SAR as determined by the Committee, provided that such grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR, except as provided under
     Section 7(a) hereof.

          (ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, the method of settlement, form of consideration payable in settlement, the method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. SARs and Limited SARs may be either freestanding or in tandem with other Awards.

     (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

          (i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

          (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require such certificates to bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, or that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

          (iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

     (e) Deferred Stock. The Committee is authorized to grant Deferred Stock (restricted stock units) to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

          (i) Award and Restrictions. Satisfaction of an Award of Deferred Stock will occur upon expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

          (iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock will be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

     (f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under other plans or compensatory arrangements. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

     (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

     (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

     7. Certain Provisions Applicable to Awards.

     (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary, in which the value of the Award or the Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price "discounted" by the amount of the cash compensation surrendered).

     (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Section 422 of the Code).

     (c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan) or permitted at the election of the Participant. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

     (d) Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall use its best efforts to implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the repurchase of any Award or shares resulting from any Award in order to prevent a Participant from incurring or potentially incurring liability under
Section 16(b) of the Exchange Act. Unless otherwise specified by the Participant, equity securities, including derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

     8. Performance Awards.

     (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

     (b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

          (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect each to such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27 and any successor thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be payable upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

          (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of an index such as, but not limited to, the Standard & Poor's 500 or the Value Line Apparel Industry Index; (3) net income; (4) pretax earnings; (5) earnings before interest, taxes, depreciation and amortization (EBITDA);
     (6) pretax operating earnings before or after interest expense and before or after bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; and (13) working capital, all on an absolute or relative basis. The foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.

          (iii) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of not less than one year nor more than ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

          (iv) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash or Stock, or other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards, and other terms relating to such Performance Awards in accordance with Section 6 and this Section 8.

     (c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant Annual Incentive Awards to Eligible Persons including those designated by the Committee as likely to be Covered Employees, which Awards shall represent a conditional right to receive a payment in cash, unless otherwise determined by the Committee, after the end of a specified fiscal year, in accordance with this Section 8(c).

          (i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee in accordance with Section 8(c)(ii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

          (ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted for "qualified performance-based compensation" under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards for that fiscal year, either out of an Annual Incentive Award pool established by such date under
     Section 8(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code
     Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

          (iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or
     (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code
     Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or the payout of such Annual Incentive Award, and other terms relating to such Annual Incentive Award in accordance with the Plan.

     (d) Written Determinations. All determinations by the Committee as to the establishment of performance goals and the potential Awards related to such performance goals and as to the achievement of performance goals relating to such Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool and the amount of final Annual Incentive Awards under
Section 8(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

     (e) Status of Section 8(b) and Section 8(c) Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27 and any successor thereto) shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code
Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code
Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

     9. Change in Control

     (a) Effect of "Change in Control." In the event of a "Change in Control," as defined in Section 9(b), the following provisions shall apply:

          (i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to the restrictions set forth in Section 10(a) hereof;

          (ii) The restrictions, deferral of settlement and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to the restrictions set forth in Section 10(a) hereof; and

          (iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

     (b) Definition of "Change in Control." A "Change in Control" shall be deemed to have occurred if:

          (i) An acquisition by any Person of Beneficial Ownership of the shares of Common Stock of the Company then outstanding (the "Company Common Stock Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding"); provided, however, that such acquisition of Beneficial Ownership would result in the Person's Beneficially Owning 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of the Company Voting Securities Outstanding; and provided further, that immediately prior to such acquisition such Person was not a direct or indirect Beneficial Owner of 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of Company Voting Securities Outstanding, as the case may be; or

          (ii) The approval by the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, sale or disposition of all or substantially all of the assets of the Company, or similar corporate transaction (in each case referred to in this Section 9(b) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); provided, however, that any merger, consolidation, sale, disposition or other similar transaction to or with William Farley or entities controlled by him shall not constitute a Corporate Transaction; or

          (iii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, including any successor to such
     Rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board.

     Notwithstanding the provisions set forth in subparagraphs (i) and (ii) of this Section 9(b), the following shall not constitute a Change in Control for purposes of the Plan: (1) any acquisition by or consummation of a Corporate Transaction with any subsidiary of the Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate; or (2) any acquisition or consummation of a Corporate Transaction following which more than 50% of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be.

     (c) Definition of "Change in Control Price." The "Change in Control Price" means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control under Section 9(b)(ii) hereof or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

     10. General Provisions.

     (a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

     (b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary), or assigned or transferred otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. The foregoing notwithstanding, the Committee may provide that Awards (or rights or interests therein), other than ISOs and SARs in tandem therewith, shall be transferable (and otherwise not subject to limitations under this Section 10(b)), including permitting transfers to a Participant's immediate family members (i.e., spouse, children, grandchildren, or siblings, as well as the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only parties, or other transfers deemed by the Committee to be not inconsistent with the purposes of the Plan, subject to any terms and conditions which the Committee may impose thereon. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

     (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award; provided, in each case, that, with respect to ISOs and SARs relating thereto, no such adjustment shall be authorized or made to the extent that such authority or the making of such adjustment would cause the Plan or the ISO not to comply with Section 422 of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary, or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8(b) hereof, or Annual Incentive Awards granted under Section 8(c) hereof to Participants designated by the Committee as Covered Employees as defined in Section 8(e) hereof, to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder.

     (d) Taxes. The Company and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

     (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company's stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

     (f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a subsidiary, (ii) interfering in any way with the right of the Company or a subsidiary to terminate any Eligible Person's or Participant's employment at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant has validly exercised an Option or is otherwise duly issued or transferred shares of Stock in accordance with the terms of the Award.

     (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan, unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

     (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m).

     (i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Illinois, without giving effect to principles of conflicts of laws, and applicable federal law.

     (k) Awards Under Preexisting Plans. From and after May 16, 1995 (the date of initial approval of the Plan by stockholders of the Company), no further Awards shall be granted under any Preexisting Plan, and awards that are outstanding under the Company's Executive Incentive Compensation Plan effective as of January 1, 1994 shall be deemed to be Awards under the Plan, provided that all terms and conditions of such Awards shall be as set forth under such Executive Incentive Compensation Plan and agreements thereunder, except if and to the extent such terms and conditions are specifically modified in a writing executed by the Company and the affected Participant.

     (l) Plan Effective Date, Stockholder Approval and Termination. The Plan became effective on December 18, 1994, subject to the subsequent approval of stockholders which was obtained May 16, 1995, by a vote sufficient to meet the requirements of Code Sections 162(m) and 422, Rule 16b-3 under the Exchange Act,
Section 312.03 of the Listed Company Manual of the New York Stock Exchange, and other laws, regulations, and obligations of the Company applicable to the Plan. Subject to earlier termination by action of the Board in accordance with Section 10(e) hereof, no Award may be newly granted under the Plan after December 18, 2004, and the Plan will terminate thereafter at such time that the Company has no further obligations or rights in respect of Awards granted under the Plan.

P                                  PROXY SOLICITATION

R                                FRUIT OF THE LOOM, INC.

O              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR THE ANNUAL MEETING OF STOCKHOLDERS
X                         TO BE HELD ON MAY 13, 1997

Y

        The undersigned hereby appoints William Farley and Richard C. Lappin as proxies, each with power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated below, all the shares of CLASS A COMMON STOCK held of record by the undersigned on March 18, 1997 at the Annual Meeting of Stockholders of Fruit of the Loom, Inc. to be held on May 13, 1997, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.


                (Continued and to be signed on reverse side.)



                           - FOLD AND DETACH HERE -



The Board of Directors unanimously recommends that stockholders vote FOR all the nominees listed below         Please mark
(Proposal 1), FOR the proposal to approve the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation    your vote as    X
Plan, as Amended and Restated (Proposal 2), and AGAINST the stockholder proposal to redeem the stockholder     indicated in
rights previously issued by the Company (Proposal 3).                                                          this example

1.  ELECTION OF DIRECTORS-NOTE:  Holders of Class A Common Stock vote in Sections A and B below.

                                             FOR    WITHHOLD FOR ALL                                            FOR  AGAINST ABSTAIN
A.  Directors elected by holders of Class A                             2.  Approval of the Fruit of the Loom,
    Common Stock voting as a separate class:                                Inc. 1995 Executive Incentive
    Omar Z. Al Askari, Dennis S. Bookshester,                               Compensation Plan, as Amended and
    Lee W. Jennings                                                         Restated.

    (To withhold authority to vote for an                               3.  Stockholder proposal to redeem the
    individual nominee, write that nominee's                                stockholder rights previously issued
    name on the space provided to the right) _______________________        by the Company.

                                             FOR    WITHHOLD FOR ALL
B.  Directors elected by holders of Class A                             4.  In their discretion, the proxies are authorized to vote
    Common Stock and holders of Class B Common                              upon such other business as may properly be brought
    Stock voting together as a single class:                                before the meeting and any adjournment thereof.
    William Farley, Henry A. Johnson, Richard
    C. Lappin, Larry K. Switzer, A. Lorne Weil,
    Sir Brian Wolfson

    (To withhold authority to vote for an
    individual nominee, write that nominee's name on the space provided to the right) _______________________

                                                                                        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
                                                                     ______________     VOTED IN THE MANNER DIRECTED HEREIN BY THE
                                                                                  |     UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION
                                                                                  |     IS MADE, THE PROXY WILL BE VOTED "FOR" ALL
                                                                                  |     THE NOMINEES LISTED ABOVE, "FOR" THE
                                                                                        PROPOSAL TO APPROVE THE FRUIT OF THE LOOM,
                                                                                        INC. 1995 EXECUTIVE INCENTIVE COMPENSATION
                                                                                        PLAN, AS AMENDED AND RESTATED, AND "AGAINST"
                                                                                        THE STOCKHOLDER PROPOSAL TO REDEEM THE
                                                                                        STOCKHOLDER RIGHTS PREVIOUSLY ISSUED BY THE
                                                                                        COMPANY.


Signature______________________________________________Signature_______________________________________________Date________________
NOTE:  Please date your proxy and sign exactly as the name or names appear on your stock certificate.  All joint owners of stock should sign above.  Sign your full title when signing as an executor, administrator, personal representative, trustee, etc.
Please return your proxy in the enclosed postage paid envelope.


                                                     - FOLD AND DETACH HERE -